Stockholder contact:	Kevin Howley
617-385-9517
kevin.howley@columbiathreadneedle.com
Media contact:	Elizabeth Kennedy
617-897-9394
liz.kennedy@ampf.com

COLUMBIA SELIGMAN PREMIUM TECHNOLOGY GROWTH FUND, INC.

ANNOUNCES POSTPONEMENT OF

10th ANNUAL MEETING OF STOCKHOLDERS

Boston, MA, April 7, 2020 — The Board of Directors (the Board) of Columbia Seligman Premium Technology Growth Fund, Inc. (the Fund) (NYSE: STK) announced today that, in light of the public health concerns regarding the COVID-19 (coronavirus) outbreak, the 10th Annual Meeting of Stockholders (the "Meeting") of the Fund, originally scheduled to be held at The Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts 02110, on April 21, 2020, at 9:30 a.m., local time, has been postponed pursuant to Maryland Code, Corporations and Associations §2-511(d)(2) and the bylaws of the Fund. The Fund now seeks to hold the Meeting at 707 Second Avenue South, Minneapolis, Minnesota 55474, on June 15, 2020 at 8:30 a.m. local time.

As described in the proxy materials for the Meeting previously distributed, you are entitled to participate in the Meeting if you were a stockholder as of the close of business on March 3, 2020, the record date. You will need proof of record ownership of the Fund's stock to enter the Meeting or, if your shares are held in street name, a proxy from the record holder.

Your vote is very important. Whether or not you plan to attend the Meeting, and regardless of the number of shares you own, we urge you to vote by promptly signing, dating and returning the Proxy Card included with the proxy materials previously distributed, or by authorizing your proxy by telephone or the Internet as described in the Proxy Card. In addition, you may be able to authorize your proxy by telephone through the Fund's proxy solicitor.

If you have any questions or need additional information, please contact Georgeson LLC, the Fund's proxy solicitor, at 1290 Avenue of the Americas, 9th Floor, New York, NY 10104, or by telephone at 1-800-261-1047.

The Fund is managed by Columbia Management Investment Advisers, LLC. This material is distributed by Columbia Management Investment Distributors, Inc., member FINRA.

Investors should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. You can obtain the Fund's most recent periodic reports and other regulatory filings by contacting your financial advisor or visiting columbiathreadneedleus.com. These reports and other filings can also be found on the Securities and Exchange Commission's EDGAR Database. You should read these reports and other filings carefully before investing.

Investment products are not federally or FDIC-insured, are not deposits or obligations of, or guaranteed by any financial institution, and involve investment risks including possible loss of principal and fluctuation in value.

© 2020 Columbia Management Investment Advisers, LLC. All rights reserved.

Adtrax 3026231